Exhibit 99.2

311 SMITH INDUSTRIAL BLVD DALTON, GA 30721 706.259.9711

FOR IMMEDIATE RELEASE

MORE INFORMATION:

Leonard F. Ferro

Chief Financial Officer

T: 706.259.2689

TANDUS ANNOUNCES SALE OF U.K. MANUFACTURING OPERATIONS

DALTON, Ga. (February 7, 2007) – Tandus Group, Inc. (“Tandus” and “the Company”) has announced the sale of its United Kingdom (U.K.) subsidiary Tandus Europe Ltd. as part of the Company’s previously announced intention to consolidate its international manufacturing to primary regions in North America and China.

The purchaser, Interior Projects Solutions Limited, will continue to manufacture carpet products for distribution throughout Europe. Under a separate agreement the purchaser will be the exclusive distributor of the Company’s products, under the Monterey, C&A and Crossley brand names, in several European countries. Additionally, certain products manufactured in the Wales facility will continue to bear the C&A brand.

“After careful consideration it was determined that the sale of Tandus Europe Ltd. was in the best interest of both the Company and its former Wales based employees,” said Leonard F. Ferro, Chief Financial Officer, Tandus. “The distribution agreement allows the Company to reach significantly more of the European market than was possible with its internal sales force. We are pleased to be able to partner with Interior Projects Solutions to effect the sale and the ongoing distribution arrangement.”

ABOUT TANDUS

Tandus unites the industry’s leading specialized commercial flooring brands – Monterey, C&A and Crossley – to offer its customers single-source innovative product design and technology, comprehensive services, and environmental leadership. Based in Dalton, Ga., Tandus is a leading commercial floorcoverings company. More information can be found online at www.tandus.com.

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MONTEREY C&A CROSSLEY